Exhibit 10.1

Biometrics Investors, L.L.C.
95 Revere Drive, Suite A
Northbrook, Illinois 60062
August 15, 2007

Sequiam Corporation
300 Sunport Lane
Orlando, Florida 32809

Re:
Agreement dated March 30, 2007 (the “Agreement”) between Biometrics Investors, L.L.C., a Delaware limited liability company (“Biometrics”), and Sequiam Corporation, a California corporation (“Sequiam”), and certain other documents, instruments and agreements executed in connection therewith (collectively, the “Loan Documents”)

Gentlemen:

In consideration of the consummation of the transactions contemplated  in that certain Membership Interest Purchase Agreement (the “Purchase Agreement”) dated on or about August 15, 2007 by and among Nicholas VandenBrekel (“VandenBrekel”) and the members of Biometrics, and the transactions entered into in connection with the Purchase Agreement, effective as of the date hereof Biometrics hereby waives the Event of Default arising from the payment by Sequiam in May of 2007 of approximately $250,000 in satisfaction of amounts owed to VandenBrekel, which payment was made in violation of that certain Subordination Agreement dated March 30, 2007, by and among Mark Mroczkowski, VandenBrekel and Biometrics (the “ExistingDefault”).

This letter in no event constitutes a modification or an alteration of the terms, conditions or covenants of the Agreement or any other Loan Document.  This letter shall not, nor shall it be construed to, obligate Biometrics to waive any Events of Default other than the Existing Default.  The Credit Agreement and all other Loan Documents remain in full force and effect in accordance with their terms notwithstanding the waiver set forth herein.  Biometrics reserves and preserves all of its rights and remedies under the Agreement in respect of any Events of Default other than the Existing Default.

Capitalized terms used in this letter without definition have the meanings ascribed thereto in the Agreement.

Very truly yours,

BIOMETRICS INVESTORS, L.L.C.

By:
Name:
Title: